Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of   [                ] __, 2021    by and between SolarCommunities, Inc., a Vermont corporation (the “Company”), and [                              ] (“Executive”), each a “party” and together the “parties.”  This Agreement consists of this Agreement and Exhibits [A, B and C].

The Company wishes to employ Executive in the position of [          ], and the Executive wishes to serve in such capacity; and

The Company and Executive desire to set forth the terms and conditions of Executive’s employment with the Company.

For purposes of clarity, it is understood that references to “Executive” in this Agreement means employment in an executive position with the Company only, not any parent or affiliate of the Company, which employment will be by separate, written agreement only.

NOW THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Company and Executive agree as follows:

1.          Term.  Unless sooner terminated in accordance with Section 4, the initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and continue until the end date of the Initial Term date as specified on Exhibit A.   This Agreement may be renewed upon mutual consent of the parties in writing for additional one (1) year periods (or such other term as mutually agreed by the parties in writing) (each a “Renewal Term,” and together with the Initial Term, the “Employment Period”).

2.	Position and Duties.

a.
Executive will serve as an employee of the Company in the position and having the title set forth on Exhibit A and will have duties and obligations as may be detailed on Exhibit A, as same may be modified by the Board from time to time in accordance with this Agreement.  In such capacity, Executive will have the normal duties, responsibilities, and authority of such position, and will report to and be subject to the authority of the person(s) identified on Exhibit A.

b.
During the Employment Period, Executive will devote substantially all of Executive’s business time and attention to the performance of Employee’s duties under this Agreement and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services or Executive’s exercise of judgment in the Company’s best interests, either directly or indirectly, without the prior written consent of the Board in each instance, which consent is in the sole discretion of the Board. Notwithstanding the foregoing, Executive will be permitted: (i) with the prior   written consent of the Board in each instance (which consent will not be unreasonably withheld or delayed, but the withholding of which consent will in no event constitute “Good Reason” as defined below) act or serve as a director, trustee, committee member or volunteer of any type of business, civic, or charitable organization, as long as such activities do not compete with the business of the Company, interfere with the performance of the Executive’s duties to the Company or interfere with Executive’s exercise of judgment in the Company’s best interests; and (ii) purchase or own less than three percent (3%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

c.
Executive represents and warrants to the Company that Executive’s acceptance of employment with the Company and the performance of Executive’s duties under this Agreement will not conflict with or result in a violation of any contract, agreement, or understanding to which Executive is a party or is otherwise bound, including without limitation any non-solicitation, non- competition or other similar covenant or agreement with a prior employer.  Executive represents and warrants that in connection with Executive’s employment with the Company, Executive will not use any third party confidential or proprietary information Executive may have obtained in connection with employment with any prior employer or otherwise.

d.
At any time during the Employment Period, the Company will have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable will be the obligation of the Company. Executive will have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

e.
During the Employment Period, the Company may insure Executive under a directors and officers insurance policy in amounts, and on terms and conditions, no less favorable than those policies made available by the Company to any similarly situated executive.

f.
Cooperation. In consideration of the payments and benefits set forth in this Executive Employment Agreement, Executive agrees, during the period of employment with the Company or any of its subsidiaries or affiliates and thereafter, upon written request of the Company, to provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during employment with the Company, or as to which Executive otherwise has knowledge (including being available to the Company upon reasonable notice for interviews and factual investigations, and appearing at the Company’s reasonable request to give testimony without requiring services of a subpoena or other legal process). To the extent reasonably practicable, the Company will coordinate with Executive to minimize scheduling conflicts with Executive’s then current business and personal commitments. The Company will reimburse Executive for all reasonable and documented expenses incurred in connection with such cooperation, including travel, lodging and meals, to the extent, and at the levels, provided to Executive during the Employment Period. Executive will not be required to cooperate against Executive’s own legal interests.

3.	Compensation.

a.
Base Salary and Bonus. The Company will pay Executive a base salary (the “Base Salary”) as set forth on Exhibit A. The Base Salary will be payable in accordance with the Company’s payroll schedule and applicable wage payment laws, but no less frequently than monthly.

b.
Bonus. In the sole discretion of the Board, Executive may be eligible to receive a cash bonus (the “Bonus”), based on the achievement of Executive’s and Company’s performance goals established by the Board, within the measurement period established by the Board (the “Bonus Period”). The Bonus, if any, will be paid on the date that bonuses are paid to similarly situated executives, or if no such date has been established, within sixty (60) days after the end of the applicable Bonus Period.

c.	Compensation Plan. As provided in Exhibit B.

d.
Benefits. During the Employment Period, Executive, will be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company to the extent consistent with applicable law and the eligibility of Executive under the terms of the applicable Employee Benefit Plans.  The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law, and no such termination will be considered “Good Reason” for termination of this Agreement by Executive except as specified on Exhibit A.

e.
Company Property.  During the term of Executive’s employment, Executive will be entitled to use of a Company-provided cellular telephone and laptop computer, and other fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.  Executive acknowledges that all equipment provided by the Company will remain Company property during the Employment Period and thereafter.

f.
Vacation; Paid Time Off. During the Employment Period, Executive will be entitled to _________________ (__) paid days per calendar year (prorated for partial years) of combined vacation and other paid time off, in accordance with the Company’s policies as in effect from time to time and as required by applicable law.

g.
Business Expenses. Executive will be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties in accordance with the Company’s then-current expense reimbursement policies and procedures, including submission of receipts in form as then required by the Company.

4.          Termination of Employment. The Employment Period and Executive’s employment may be terminated by either the Company or Executive at any time and for any reason or for no particular reason with or without prior notice. Upon termination of Executive’s employment during the Employment Period, Executive will be entitled to the compensation and benefits described in this Section 4 and will have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

a.          For purposes of this Agreement, “Cause” will mean:

i.
Executive’s engagement in dishonesty, fraud, or misconduct injurious to the Company or demonstrably injurious to the Company’s reputation, including without limitation: submission of false claims for expense reimbursement; violations of the Company’s policies against harassment of any kind or nature under federal, state or local laws or regulations; or breach of health or safety regulations as then provided in the Company’s Employee Handbook or other relevant policies;

ii.	Executive’s conviction of (or plea of guilty or nolo contendere to) any crime;

iii.	Executive’s material breach of this Agreement or any other written agreement between the Company and Executive; or

iv.
Executive’s refusal to comply with the reasonable and lawful directives of  any person to whom Executive reports or the Company’s Board, or the directives of the President, Chief Executive Office or Board of Directors of iSun, Inc., a Delaware corporation, or [a Member or Manager of iSun Residential, LLC][[the Board of iSun Residential, Inc.], or Executive’s failure adequately to perform Executive’s duties under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness), after the Company has given notice to Executive and Executive has had ten (10) business days in which to cure such deficiency if such deficiency is subject to cure.

b.	For purposes of this Agreement, “Good Reason” will mean:

i.	a material reduction in Executive’s then-current Base Salary;

ii.
the Company’s failure to pay any portion of Employee’s annual Base Salary or failure to pay any Bonus for which Executive has become eligible in accordance with its terms within ten (10) days of the date such compensation is due;

iii.	the Company’s material breach of this Agreement or any other written agreement between the Company and the Employee after opportunity to cure as provided in 4.b.vii below;

iv.
a material adverse change in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated, or as required by applicable law);

v.	a material adverse change in the reporting structure applicable to Executive not applicable to similarly situated executives of the Company; or

vi.
the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

vii.
To terminate Executive’s employment for Good Reason, Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and the Company must have at least sixty (60) business days from the date on which such notice is provided to cure such circumstances. If Employee does not provide notice to the Company of intent to terminate Employee’s employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, Employee will be deemed to have waived Employee’s right to terminate for Good Reason with respect to such grounds.

c.	The Employment Period and Executive’s employment may be terminated by the Company for Cause or by Executive without Good Reason and Executive will be entitled to receive:

i.
any accrued but unpaid Base Salary and accrued but unused vacation and paid time off, which will be paid on the pay date immediately following the date of Executive’s termination in accordance with the Company’s customary payroll procedures and applicable law;

ii.	reimbursement for unreimbursed business expenses properly incurred by Executive, which will be subject to and paid in accordance with the Company’s expense reimbursement policy;

iii.
COBRA benefits and such other employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of Executive’s termination; provided that, in no event will Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Agreement.

Items 4(c)(i) through 4(c)(iii) are referred to collectively as the “Accrued Amounts.”

d.
The Employment Period and Executive’s employment may be terminated by the Company without Cause or by Executive for Good Reason. In the event of such termination, Executive will be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with the Exhibit C to this Agreement and Executive’s execution, within twenty-one (21) days following receipt, of a release of claims in favor of the Company, its affiliates, subsidiaries, shareholders, officers and directors and its and their successors and assigns in a reasonable and customary form that is provided by the Company (which release is not revoked by Executive if such release includes a revocation period), Executive will be entitled to receive the following:

i.
A lump sum payment or installment payments payable on then-current payroll payment dates, in the discretion of the Company, equal to Executive’s Base Salary less deductions required by law, beginning on the termination date of Executive’s employment for the year in which Executive’s termination occurs (provided that if Executive terminates for Good Reason due to a material reduction in Executive’s Base Salary, the payment will be equal to Executive’s Base Salary prior to such reduction).  In the event Executive’s employment is terminated in the final six months of any year, Executive will be paid a total of six (6) months’ Base Salary less deductions required by law; and

ii.
A lump sum payment equal to the product of (A) the Bonus, if any, that Executive otherwise would have earned for the Bonus Period of Executive’s termination had no termination occurred, based on achievement of the applicable performance goals for such Bonus Period; and (B) a fraction, the numerator of which is the number of days Executive was employed by the Company during the Bonus Period of termination and the denominator of which is the number of days in such Bonus Period (the “Pro Rata Bonus”), less applicable deductions as required by law. This amount will be paid on the date that Bonuses are paid to similarly situated executives.  In no event will this paragraph be construed to require payment of any Bonus other than as prescribed by any then-current Bonus Plan in which Executive participated immediately prior to termination.

e.
Executive’s employment under this Agreement will terminate automatically upon    Executive’s death during the Employment Period.  The Company may terminate Executive’s employment on account of Executive’s Disability. If Executive’s employment is terminated during the Employment Period on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) will be entitled to receive the following:

i.	the Accrued Amounts; and

ii.
a lump sum payment equal to the Pro Rata Bonus, if any, that Executive would have earned for the Bonus Period of Executive’s termination based on the achievement of applicable performance goals for such Bonus Period, which will be payable on the date that bonuses are paid to the Company’s similarly situated executives, but in no event later than one hundred eighty (180) days following the date of Executive’s termination, provided however, that if Executive’s beneficiaries or estate are then entitled to payments from a life insurance policy the premiums of which were paid by Company, the Bonus will be reduced by the amount of payments received or to be received by the beneficiaries or estate under such life insurance policy.

For purposes of this Agreement, “Disability” will mean Executive’s inability, due to physical or mental incapacity, to perform or be reasonably expected to perform, the essential functions of Executive’s job, with or without reasonable accommodation as then required by law, for sixty (60) consecutive days or ninety  (90) days out of any three hundred sixty-five (365) day period. Any question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree will be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. The determination of Disability made in writing to the Company and Executive will be final and conclusive for all purposes of this Agreement. Notwithstanding any other provision contained herein, any payments made in connection with Executive’s Disability will be provided in a manner consistent with applicable law.    Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 4.e, Executive will have no further rights to any compensation or any other benefits under this Agreement.

f.
Unless otherwise agreed in writing by the Executive and the Company, termination of Executive’s employment pursuant to this Agreement will be effective on the earliest of (i) thirty (30) days after Employee, for any reason, gives written notice to the Company of Employee’s termination without Good Reason, (ii) the day the Company gives written notice to Executive of Executive’s termination for Cause (provided that other required notices have been provided and cure periods elapsed related to such termination for Cause), (iii) thirty (30) days after the Company, for any reason other than Cause, gives written notice to Executive of Executive’s termination; (iv) sixty (60) days after Executive tenders notice of termination for Good Reason provided the Company has not cured the circumstances giving reason for termination for Good Reason, and further provided that no such termination will occur if the Company is moving reasonably to cure during the sixty day cure period. The notice of termination will specify the termination provision of this Agreement relied upon, and the facts and circumstances claimed to provide a basis for any termination for Cause or for Good Reason. If the Company terminates Executive’s employment for any reason other than Cause, (A) Executive (or Executive’s estate in the event of Executive’s death) will receive compensation through the notice period, and (B) the Company reserves the right to require that Executive not perform any services or report to work during the notice period.

g.
Upon termination of Employee’s employment for any reason, Employee will be deemed to have resigned from all positions that Employee holds as an officer or member of the Board of the Company and/or any of its affiliates.

5.          Restrictive Covenants. As a condition of Employee’s employment with the Company, Employee will enter into and abide by the Confidential Information, Inventions, Non- Solicit and Non-Compete Agreement attached as Exhibit C to this Agreement.

6.          Section 409A.

a.          This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and will be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement will be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment will only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

b.          Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit will not be paid until the first payroll date to occur following the six-month anniversary of the date of Executive’s termination or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date will be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter any remaining payments will be paid without delay in accordance with Executive’s original schedule.

c.          To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement will be provided in accordance with the following:

i.          the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

ii.          any reimbursement of an eligible expense will be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

iii.          any right to reimbursements or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

7.          Governing Law; Arbitration. This Agreement will be governed by the laws of the State of Vermont, without regard to its principles of conflicts of law. Other than as provided in the Company’s Confidential  Information, Inventions, Non-Solicit and Non-Compete Agreement and/or any Company Plan to which Executive is subject, in the event the parties are unable to resolve any dispute arising out of or in connection with this Agreement through negotiation within thirty (30) calendar days after written notification by one Party to the other as to the existence and nature of such dispute (or such longer period as the parties may agree), the parties agree to submit the dispute to binding arbitration in Burlington, Vermont.  The arbitration will be by a single arbitrator experienced in employment matters acceptable to both parties. The arbitration will be governed by the Vermont Arbitration Act, the United States Arbitration Act and the rules of the American Arbitration Association Employment Arbitration Rules and Mediation Procedures and Due Process Protocol. Judgment upon the award will be in writing in form suitable for entry by any court having jurisdiction. The arbitrator will not be empowered to award damages in excess of actual damages, but will be empowered (not required) to require any Party to pay the reasonable attorneys’ fees and expenses and other arbitration costs of any other Party.   Unless the arbitrator awards fees and expenses of arbitration, the parties will each bear their own costs of arbitration and be jointly responsible for the costs of the arbitrator.

8.          Notices. Notices under this Agreement will be in writing, and will be effective when received by confirmed electronic mail or nationally recognized courier service, to the following addresses (or such other addresses as specified by the parties by like notice): if to the Company, to the attention of Jeffrey Peck, or its then current CEO, at the principal office of the Company; if to Executive, to the latest home address of Executive shown on the records of the Company. Refusal to accept delivery will be deemed receipt.  Notice by email will be effective upon receipt if confirmed by recognized courier service.  If notice is to the Company, additional notice will be provided to:  H. Kenneth Merritt, Jr., Esq., Merritt & Merritt, 60 Lake Street 2nd Floor, PO Box 5839, Burlington, VT 05402, kmerritt@merritt-merritt.com.  If notice is to Executive, additional notice, if any, will be sent as provided on Exhibit A.

9.          Entire Agreement. This Agreement and [NAMED – TBD]  agreements contemplated herein, as well as the Company’s Employee Handbook and other plans specifically applicable to Executive by their terms as then in effect, constitute the entire agreement between the parties with respect to the employment of Employee and supersede all prior or contemporaneous agreements whether written or oral.  To the extent the terms of this Agreement conflict with the Company’s Employee Handbook or other Company policies, this Agreement will control.

10.          Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and the Company. No waiver by either of the Parties of any breach by the other Party or of any provision of this Agreement will be deemed a waiver of any other breach or provision at the same or any other time.

11.          Severability. Should any provision of this Agreement be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provisions, and this Agreement will be construed as if such invalid or unenforceable provision were not contained in this Agreement provided that the purpose of this Agreement may be maintained.

12.          Captions. The section headings of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to its section heading.

13.          Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.  Each Party agrees that this Agreement and any other documents to be delivered in connection with this Agreement may be electronically signed and delivered, and that any electronic signatures appearing on this Agreement or such other documents are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

14.          Successors and Assigns. This Agreement is personal to Executive and will not be assigned by Executive. Any purported assignment by Executive will be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement will inure to the benefit of the Company and permitted successors and assigns.

15.          Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.  Executive’s obligations under the Information, Inventions, Non-Solicit and Non-Compete Agreement will survive in accordance with its terms.

16.          Set-Off and Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided under this Agreement will be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its parent(s) or affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments, such set-off, counterclaim, or recoupment will not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied will remain an outstanding obligation of Executive and will be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Executive will not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as specifically provided in this Agreement under Section 4e.ii, the amount of any payment provided for pursuant to this Agreement will not be reduced by any compensation or benefit earned as a result of Executive’s other employment or otherwise.

17.          Acknowledgement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT THEY HAVE FULLY READ, UNDERSTOOD AND VOLUNTARILY ENTERED INTO THIS AGREEMENT, AND THAT THEY HAVE HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[Signature page follows]

ACKNOWLEDGMENT OF ARBITRATION

EACH OF THE UNDERSIGNED UNDERSTANDS THAT THIS AGREEMENT CONTAINS AN AGREEMENT TO ARBITRATE.  AFTER SIGNING THIS DOCUMENT, EACH PARTY UNDERSTANDS THAT IT WILL NOT BE ABLE TO BRING A LAWSUIT CONCERNING ANY DISPUTE THAT MAY ARISE THAT IS COVERED BY THE ARBITRATION AGREEMENT, UNLESS IT INVOLVES A QUESTION OF CONSTITUTIONAL OR CIVIL RIGHTS.  INSTEAD, EACH PARTY AGREES TO SUBMIT ANY SUCH DISPUTE TO AN IMPARTIAL ARBITRATOR.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first set forth above.

SOLARCOMMUNITIES, INC.

By:
Name:
Title:

EXECUTIVE:

Print Name:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]